EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements (Nos. 333-131604 and 333-129004 on Form S-3 and 333-100398, 333-70440, 333-45856, 333-45852, 333-66239, 333-15957, 33-92966, 33-80588, 33-50198, and 333-15961 on Form S-8) of (1) our report dated April 14, 2010, October 12, 2010 as to the effects of the restatement discussed in Note 1 to the consolidated financial statements, relating to the consolidated financial statements and financial statement schedule of Retail Ventures, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the retrospective application of the new accounting guidance on accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement), new accounting guidance on accounting for noncontrolling interests in consolidated financial statements, which became effective February 1, 2009, the adoption of the new accounting guidance on accounting for uncertainty in income taxes, on February 4, 2007, and the restatement discussed in Note 1 to the consolidated financial statements), and (2) our report dated April 14, 2010, October 12, 2010 as to the effects of the material weakness described in Management’s Report on Internal Control over Financial Reporting (as revised), relating to the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K/A of the Company for the year ended January 30, 2010.
/s/ DELOITTE & TOUCHE LLP
Columbus, Ohio
October 12, 2010